EXHIBIT 10.20

VINTAGE PETROLEUM, INC.

AMENDED AND RESTATED DISCRETIONARY

PERFORMANCE BONUS PROGRAM

-i-

Vintage Petroleum, Inc.

Amended and Restated Discretionary

Performance Bonus Program

Article I. Establishment and Purpose

1.1 Purpose. The purpose of this discretionary bonus Program is to provide a meaningful incentive geared to the achievement of specific corporate targets and goals.

Article II. Definitions

2.1 Definitions. The following terms shall have the meanings set forth below, unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized.

(a)	“Beneficiary” shall mean any person(s) or entity designated under Article VIII to receive any payments in the event of the death of an Employee.

(b)	“Board” shall mean the Board of Directors of the Company.

(c)	“Bonus Award” shall mean the amount determined in Section 4.5.

(d)	“Cause” shall mean (i) an Employee’s gross negligence or willful misconduct in the performance of the duties and services required of him with respect to his employment by the Company, (ii) his commission of an act of fraud upon, or materially evidencing bad faith toward, the Company or (iii) his final conviction of a felony or of a misdemeanor involving moral turpitude, as determined by the Committee in its sole discretion.

(e)

“Change of Control” shall mean and shall be deemed to have occurred if (i) any person other than the Company or a Related Party, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Securities representing 20 percent or more of the total voting power of all the then outstanding Voting Securities; or (ii) a person, other than the Company or a Related Party, purchases or otherwise acquires, under a tender offer, Voting Securities representing, when combined with other Voting Securities owned by such person, 20 percent or more of the total voting power of all the then outstanding Voting Securities; or (iii) the individuals (A) who as of the effective date of the Program constitute the Board, or (B) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors as of the effective date of the Program or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or (iv) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company or an acquisition of securities or assets by the Company, or consummation of any such transaction if stockholder approval is not obtained (other than any such transaction which would result in the Voting Securities outstanding immediately prior thereto continuing to represent either by remaining outstanding or by being converted into voting securities of the surviving entity, at least 80 percent of the total voting power represented by the voting securities of such surviving entity outstanding immediately after such transaction and in or as a result of which the voting rights of each Voting Security relative to the voting rights of all other Voting Securities are not altered); or (v) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets other than any such transaction which would result in a Related Party owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction; or (vi) the Board adopts a resolution to the effect that a Change of Control has occurred and the transaction giving rise to such resolution has been thereafter approved by the stockholders of the Company or been consummated if such approval is not sought.

(f)	“Committee” shall mean the Compensation Committee of the Board or another Committee appointed by the Board to serve as the Committee under the Program.

(g)	“Company” shall mean Vintage Petroleum, Inc., a Delaware corporation.

(h)	“Employee” shall mean a regular, active, full-time, U.S. common law employee (including a U.S. expatriate employee located outside the United States) of the Company, but excluding a person who has a written employment contract or other contract for services, unless such contract expressly provides that such person is an employee; a person who is paid through the payroll of a temporary agency or similar organization; or a person who has a written contract with the Company which states either that such person is not an employee or that such person is not entitled to receive employee benefits from the Company for services under such contract.

(i)	“Operating Cash Flow” shall mean “cash provided by operating activities,” determined in accordance with generally accepted accounting principles, excluding (i) changes in receivables, payables, and other items of working capital, and (ii) current income taxes related to sales of assets.

(j)	“Potential Bonus Award” shall mean the bonus award an Employee may potentially earn as described in Section 4.1.

(k)	“Program” shall mean the program as described and set forth in this document, as the same may be amended from time to time.

(l)	“Program Year” shall mean a twelve (12)-consecutive month period commencing on each January 1.

(m)	“Qualified Wages” shall mean the regular base salary or wages, including overtime pay, if any, exclusive of bonuses (including bonuses granted under this Program for any Program Year), expatriate adjustments, special awards, fringe benefits and all other extraordinary compensation.

(n)	“Related Party” shall mean (i) a subsidiary of the Company; or (ii) an employee or group of employees of the Company or any subsidiary of the Company; or (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company; or (iv) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities.

(o)	“Retirement” shall mean termination of employment on or after age 65.

(p)	“Voting Security(ies)” shall mean any securities of the Company which carry the right to vote generally in the election of directors.

Article III. Eligibility and Participation

3.1 Eligibility. Except as otherwise provided in Section 3.3, eligibility for participation in the Program during a Program Year will be limited to those Employees who are employed on July 1 of such Program Year.

3.2 Participation. All Employees who are eligible to participate in the Program, as provided in Sections 3.1 or 3.3, will participate in the Program during the respective Program Year.

3.3 Partial Program Year Participation. Notwithstanding Section 3.1, the Committee may, upon recommendation of the Chief Executive Officer, allow an individual not employed on July 1 of a particular Program Year to become eligible to participate in the Program for such Program Year.

3.4 Termination of Participation. The responsible manager, with the approval of the responsible senior executive, may withdraw an Employee whose job performance is deemed unacceptable by his manager from Program participation at any time. In the event of such withdrawal, the Employee concerned shall be notified of such withdrawal as soon as practicable following such action. Such Employee shall not be entitled to receive a Bonus Award for that Program Year.

Nothing in this Article III in any way diminishes the right of the Board to exercise its discretion regarding the granting of a Bonus Award to an Employee in any given Program Year, whether prior notice of withdrawal is given or not.

Article IV. Award Determination

4.1 Potential Bonus Awards. The Board shall establish maximum Potential Bonus Award levels, which may vary for each level. The maximum Potential Bonus Award level will be communicated in writing to each eligible Employee. In the event an Employee changes levels during the Program Year, the Potential Bonus Award may, at the discretion of the Committee, be adjusted to reflect the number of months spent in each level.

4.2 Performance Criteria. The Chief Executive Officer shall submit recommended target performance levels to the Board. The Board will consider such recommendation and may approve or modify target performance levels of the Company at which, subject to Section 4.3, One Hundred Fifty percent (150%) of the Potential Bonus Awards may be earned. The Board may also establish performance levels below the target performance levels at which reduced levels of Potential Bonus Awards may be considered, and a schedule to determine the range of such reduced Potential Bonus Awards. Upon approval by the Board, such target performance levels shall be announced to the Employees. By May 1 of the year following the particular Program Year, the Chief Executive Officer shall submit to the Board a report on the Company’s results in achieving the target performance levels and the management recommended Potential Bonus Awards based upon the Potential Bonus Award levels for such Program Year.

4.3 Award Limitations. Notwithstanding anything to the contrary contained herein, total Potential Bonus Awards for a given Program Year under this Program and all similar programs of the Company and its subsidiaries will be limited to two and one-half percent (2.5%) of Operating Cash Flow of the Company and its subsidiaries for such Program Year before the deduction of Potential Bonus Awards and Bonus Awards which are payable in such Program Year under this Program and all similar programs of the Company and its subsidiaries. If the total Potential Bonus Awards under this Program and all similar programs of the Company and its subsidiaries exceed the two and one-half percent cap, all Potential Bonus Awards under this Program and all similar programs of the Company and its subsidiaries will be reduced pro rata to equal the amount of the cap.

4.4 Adjustment of Performance Targets. The Board may adjust the target performance levels during the particular Program Year at any time and for any reason.

4.5 Bonus Award Determinations. Prior to July 1 of the year following the particular Program Year, the Potential Bonus Awards shall be determined for each Employee by the Committee. Notwithstanding anything to the contrary contained herein, all Potential Bonus Awards must be submitted to the Board for its consideration. Prior to July 1 of the year following the particular Program Year, the Board shall consider whether to grant Bonus Awards for such Program Year. The Board shall have the power to modify, suspend or terminate the Program at any time and for any reason, and shall not be bound by the previously approved performance criteria, Potential

Bonus Award levels or management recommendations. Only Potential Bonus Awards which have been approved or modified by the Board, in its sole discretion, shall become Bonus Awards, payable as set forth in Article V.

Article V. Payment of Bonus Awards

5.1 Form and Time of Payment. Except as otherwise provided in Sections 5.2, 6.2 and 11.1, the payment of Bonus Awards, if any, for a given Program Year shall be made in cash as soon as practicable following the times set forth by the Board and specified in the Notice of Bonus Award provided to the Employee.

5.2 Postponement of Payment of Bonus Awards. If, at any time when the payment of Bonus Awards would otherwise be due under Section 5.1, (a) the immediately preceding regular quarterly dividend on the outstanding common stock of the Company was not declared by the Board or (b) there were no consolidated net earnings of the Company and its subsidiaries for the immediately preceding calendar year, then such payments and all existing future payments of previously granted Bonus Awards shall be postponed for one year from such time when such payments would otherwise be payable under the Program. Payments which have been previously postponed under this Section 5.2, may be further postponed in accordance with this Section 5.2, if the limitations set forth in the immediately preceding sentence are not satisfied at such time when such previously postponed payments would otherwise be payable pursuant to this Section 5.2. In addition, if the payment of any Bonus Award(s) to an Employee in any year under the Program, in conjunction with other compensation earned by such Employee in such year, causes the total compensation earned by such Employee in such year to exceed the pay cap in Internal Revenue Code Section 162(m), the Board, in its sole discretion, may extend the date of payment for all or any portion of such Bonus Award(s) until the next year in which the Employee’s total compensation including Bonus Awards does not exceed the pay cap. Notwithstanding anything to the contrary contained in this Section 5.2, commencing with the 2003 Program Year, the first and second sentences of this Section 5.2 shall only apply to the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and clause (b) of the first sentence of this Section 5.2 shall have no further force or effect.

Article VI. Termination of Employment

6.1 Termination of Employment Due to Death, Disability, Retirement and Reasons Other than Cause. In the event an Employee’s employment is terminated by reason of death, total and permanent disability (as determined by the Committee in its sole discretion), or Retirement, or is involuntarily terminated for reasons other than Cause (of which the Committee shall be sole judge), such Employee (or the Employee’s Beneficiary in the case of the Employee’s death) shall be entitled to receive payment of Bonus Awards, if any, which have been granted with respect to Program Years prior to the Employee’s date of termination when such payments become due. However, such Employee will not be eligible to receive Bonus Awards for any Program Year (including the Program Year in which the Employee terminates employment) that are granted subsequent to his date of termination.

6.2 Voluntary Termination or Termination for Cause. In the event an Employee voluntarily terminates employment for any reason other than those specified in Section 6.1 above or is terminated for Cause (of which the Committee shall be the sole judge), then such Employee shall forfeit his right to receive payment of Bonus Awards, if any, which have been granted with respect to Program Years prior to the Employee’s date of termination. In addition, such Employee will not be eligible to receive Bonus Awards for any Program Year (including the Program Year in which the Employee terminates employment) that are granted subsequent to his date of termination.

Article VII. Rights of Employees

7.1 Employment. Nothing in this Program shall interfere with or limit in any way the right of the Company to terminate any Employee’s employment at any time, nor confer upon any Employee any right to continue in the employ of the Company.

7.2 Nontransferability. No right or interest of any Employee in this Program shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

7.3 Word Usage. The masculine gender, where used in this Program, shall include the feminine gender and the singular words as used in this Program may include the plural, unless the context indicates otherwise.

Article VIII. Designation of Beneficiary

8.1 Designation of Beneficiary. An Employee shall designate a Beneficiary who, in the event of the Employee’s death, shall receive any payments that otherwise would have been paid to the Employee. All designations shall be in writing on a form provided by the Committee and shall be effective only if and when delivered to the Committee during the lifetime of the Employee. An Employee may, from time to time during his lifetime, change his Beneficiary by delivering to the Committee such change on a form provided by the Committee.

8.2 Ineffective Designation. In the event an Employee does not designate a Beneficiary in accordance with Section 8.1 above, or if for any reason such designation is ineffective, in whole or in part, any distribution or portion thereof which otherwise would have been paid to such Employee shall be paid to his estate and in such event the term “Beneficiary” shall include his estate.

Article IX. Administration

9.1 Administration. This Program shall be administered by the Committee in accordance with rules that may be established from time to time by the Committee for the administration of this Program that are not inconsistent with the provisions of this Program.

9.2 Disputes. The determination of the Committee as to any disputed question arising under this Program, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

9.3 Liability. The Board, the Committee, or any other person acting under the direction thereof, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Program and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by it in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence or willful misconduct.

Article X. Amendments

10.1 Amendments. The Board, in its absolute discretion, without notice, at any time and from time to time, and for any reason, may modify or amend, in whole or in part, any or all of the provisions of this Program, or suspend or terminate the Program entirely.

Article XI. Change of Control

11.1 Change of Control. In the event of a Change of Control, except that prior to the occurrence of a Change of Control or after such has occurred but is no longer continuing, the Board may, without the consent of the Employees, waive the application of this Section 11.1 with respect to any transaction that would otherwise constitute a Change of Control hereunder, all Bonus Award payments shall become immediately payable in full. Upon a Change of Control, the Board may, at its option, grant Bonus Awards for the Program Year in which the Change of Control occurred and for the prior Program Year if Bonus Awards have not been granted for such Program Year, which shall also become immediately payable in full.

Article XII. Requirements of Law

12.1 Governing Law. The Program, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Oklahoma.

12.2 Withholding Taxes. The Company shall have the right to deduct from all payments under this Program any and all taxes (Federal, State, local, or other) required by the law to be withheld with respect to such payments.